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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  ------------


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of Earliest Event Reported): JULY 13, 1998



                  FALCON CLASSIC CABLE INCOME PROPERTIES, L.P.
             (Exact Name of Registrant As Specified In Its Charter)




         CALIFORNIA                    000-18266                 95-4200409
(State or Other Jurisdiction          (Commission              (IRS Employer
       of Incorporation)              File Number)          Identification No.)



10900 WILSHIRE BLVD., 15th FLOOR, LOS ANGELES, CALIFORNIA             90024
           (Address of Principal Executive Offices)                 (Zip Code)




       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (310) 824-9990


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ITEM 5.  OTHER EVENTS.

         As previously reported in a Form 8-K dated June 30, 1997, pursuant to the Partnership Agreement, on June 27, 1997, Falcon Classic Cable Income Properties, L.P. (the "Registrant") entered into an agreement (the "Asset Purchase Agreement") to sell substantially all of the Registrant's assets to affiliates of the General Partner for $82,000,000 in cash (the "Total Transaction").

         As previously reported in a Form 8-K dated October 2, 1997, on or about September 2, 1997, Paul J. Isaac, a Unitholder of the Registrant, purporting to act on behalf of himself and other similarly situated Unitholders, filed a putative class action lawsuit (the "Lawsuit") in Los Angeles County Superior Court (the "Court"), based on the pending sale, against the Registrant, its General Partner and certain of its directors and officers (the "Defendants").

         As previously reported in a Form 8-K dated January 12, 1998, subject to Court approval, the parties reached an agreement (the "Settlement Agreement" or "Stipulation of Settlement"), effective December 31, 1997, resolving and settling the Lawsuit. A copy of the Settlement Agreement is attached as Exhibit
5.1 to the Form 8-K dated January 12, 1998.

         As previously reported in a Form 8-K dated March 16, 1998, on March 3, 1998, the Court approved the Settlement Agreement and entered Judgment. A copy of the Judgment is attached as Exhibit 5.1 to the Form 8-K dated March 16, 1998.

         As previously reported in a Form 8-K dated March 16, 1998, on March 6 and 9, 1998, pursuant to the Settlement Agreement, the Judgment and the Asset Purchase Agreement, the sale of the Registrant's cable assets closed, with the exception of the cable system franchise operated in Somerset, Kentucky (the "City of Somerset") because the regulatory approval for that franchise had not yet been obtained. The cable assets sold represented 92.4% of the Total Transaction. As a result of the closing, the Registrant promptly distributed the net sales proceeds (i.e., the gross sales proceeds (including accrued interest) less all applicable adjustments, allocations, bank debt, liabilities, settlement costs and reductions pursuant to the Partnership Agreement and Settlement Agreement). The Registrant distributed $58,151,900 or $809.02 per unit. In addition, the Defendants transferred $1,172,335 to a Settlement Fund held by Schubert & Reed LLP, the law firm representing the Settlement Class ("Class Counsel"). This Settlement Fund, less certain Court approved fees and expenses, is currently being held in escrow for future distribution to the Settlement Class pursuant to the terms of the Stipulation of Settlement.

         On July 13, 1998, the City of Somerset approved the sale of its cable system franchise. As a result, on July 16, 1998, pursuant to the Settlement Agreement, the Judgment and the Asset Purchase Agreement, the sale of the City of Somerset's cable assets closed, resulting in the receipt by the Registrant of $6,601,734 (the "Gross City of Somerset Sales Proceeds"). This amount represented the purchase price, plus accrued interest on the net purchase price attributable to the City of Somerset cable assets, minus an appropriate portion of the settlement notice costs. Also as a result of this closing, the Defendants separately transferred an additional $99,820 to the Settlement Fund held by




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Class Counsel. This amount represented settlement payment principal, plus accrued interest on that principal, minus an appropriate portion of the settlement notice costs. As indicated above, the Settlement Fund, less certain Court approved fees and expenses, is currently being held in escrow for future distribution to the Settlement Class pursuant to the terms of the Stipulation of Settlement.

         As a result of this closing and pursuant to the terms and conditions of the Partnership Agreement, the Registrant currently intends to make a final liquidating distribution of the net Somerset sales proceeds (i.e., the Gross Somerset Sales Proceeds less all applicable adjustments, allocations, liabilities, settlement costs and reductions pursuant to the Partnership Agreement and the Settlement Agreement) in August 1998. The General Partner currently anticipates a final distribution of approximately $6,478,222 or $90.13 per unit, although the actual amount may vary. In connection with the pending dissolution and liquidation of the Registrant, it is expected that in the near future a Form 15 will be filed with the Securities and Exchange Commission (the "Commission"). Such filing will terminate the obligation of the Registrant to file periodic and other reports with the Commission.

         Finally, while the Registrant has no direct control over the timing or actual distribution of the Settlement Fund, the Registrant is informed that Class Counsel anticipates distributing the Settlement Fund to the Settlement Class as soon as practicable. The Registrant is also informed that Class Counsel anticipates a distribution of approximately $980,000. This amount may vary and should represent settlement payment principal and accrued interest on that principal, less an appropriate portion of the costs of settlement (including distribution costs, court approved attorneys' fees and costs, and the Representative Plaintiff's incentive award).

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                Falcon Classic Cable Income Properties, L.P.

                                      By:  Falcon Classic Cable Investors, L.P.
                                             General Partner

                                      By:  Falcon Holding Group, L.P.
                                             General Partner

                                      By:  Falcon Holding Group, Inc.
                                             General Partner



                                      By:    /S/ MICHAEL K. MENEREY
                                         --------------------------------------
                                           Michael K. Menerey
                                           Executive Vice President, Chief
                                             Financial Officer and Secretary


Date:  July 27, 1998










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